UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)     April 15, 2008 (April 15, 2008)

ALFA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-11773	63-0838024
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2108 East South Boulevard P.O. Box 11000, Montgomery, Alabama		36191-0001
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code     (334) 288-3900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 15, 2008, Alfa Corporation (“Alfa Corp.”), Alfa Mutual Insurance Company (“AMI”), Alfa Mutual Fire Insurance Company (“AMF” and together with AMI, the “Mutual Group”) and Alfa Delaware Merger Sub, Inc. (“Merger Sub”) completed the previously announced merger of Merger Sub with and into Alfa Corp. (the “Merger”) pursuant to the Agreement and Plan of Merger, dated as of November 4, 2007, among Alfa Corp., the Mutual Group and Merger Sub (the “Merger Agreement”).

As a result of the Merger, Alfa Corp.’s common stock ceased to trade on the Nasdaq Global Select Market as of the close of trading on April 15, 2008 and the Nasdaq Global Select Market has filed an application on Form 25 with the Securities and Exchange Commission to report that the common stock of Alfa Corp. is no longer listed on the Nasdaq Global Select Market.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the Merger Agreement, the directors of Merger Sub, which consist of Jerry A. Newby, C. Lee Ellis, Stephen G. Rutledge and H. Al Scott, became the directors of Alfa Corp. immediately after the effective time of the Merger.

Item 8.01.	Other Events.

On April 15, 2008, Alfa Corp. issued a press release announcing the completion of the Merger. As a result of the Merger, Alfa Corp. became a wholly owned subsidiary of the Mutual Group.

Under the terms of the Merger Agreement, each share of Alfa Corp. common stock, par value $1.00 per share, outstanding at the effective time of the Merger (other than shares owned by the Mutual Group, Merger Sub, Alfa Corp. and its wholly owned subsidiaries, holders of shares subject to certain company awards, and holders who have perfected and not withdrawn a demand for appraisal rights) was cancelled and converted into the right to receive $22.00 in cash, without interest.

The press release announcing the completion of the Merger is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release Dated April 15, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALFA CORPORATION

Date April 15, 2008	By:	/s/ Stephen G. Rutledge
Stephen G. Rutledge Senior Vice President, Chief Financial Officer and Chief Investment Officer